International Paper
               Performance Share Plan - Administrative Guidelines
                         Effective as of January 1, 2001

                   Pursuant to the International Paper Company
                      Long-Term Incentive Compensation Plan


I.       Purpose of the Program

         The purpose of the Performance Share Program (the "Program") is to provide incentive to select employees of International Paper Company ("International Paper") and its subsidiaries (together with International Paper, the "Company") to improve the performance of the Company.

II.      Program Description

         This Program provides Performance Shares to participants upon the successful achievement of return on investment ("ROI") and total shareholder return ("TSR") targets in accordance with Section IV. Actual awards may be adjusted up or down based on the performance of the Company with respect to these measures and shall be based on the recommendation of the Chairman and Chief Executive Officer of International Paper, subject to final review and approval by the Management Development and Compensation Committee of the Board of Directors of International Paper (the "Committee").

III.     Participation

         Participation in this Program is by nomination by the Chairman and Chief Executive Officer and is limited to (1) those employees of the Company who's positions are PL 25 and higher and (2) those additional employees of the Company whose positions are PL 23 or 24 and whose positions contribute to the strategic success of the Company.

         Participation in this Program, or receipt of an award under this Program, does not give any participant any right, implied or otherwise, to continued employment.

IV.      Awards

         A.       Award Amount

                  Awards are expressed as performance shares and will be earned in full or in part, based upon the Company's achievement of its ROI and TSR targets. The target number of performance shares for each position level is established by the Committee upon approval of this Program; provided, however, that, from time to time, the Committee shall review the target number of performance shares. The total award for any position level shall not exceed 250% of the target excluding dividend equivalent shares for such position level.

         B.       Performance Criteria

                  o Return on Investment (ROI): The ROI of the Company shall be compared against the ROI of the companies in the "Peer Group" (as set forth in Appendix A). The ROI for any Award period shall be measured before the inclusion or exclusion of any special or extraordinary items, as determined in the discretion of the Committee.
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                  o   Total Shareholder Return (TSR): The TSR of the Company
                      shall be compared against the TSR of the companies in the Peer Group. TSR shall be the sum of (1) the increase in the stock price of the relevant company during the Award Period plus (2) the amount of any dividends paid by such company during the Award Period, divided by the beginning stock price.

         C.       Award Determination

                  o ROI: 75% of the total award is based upon ROI Performance. The Company's average annual ROI for the Performance Period will be compared to each Peer Company's average annual ROI for the same period.

                  o TSR: 25% of the total reward is based upon TSR performance. The Company's total TSR for the Performance Period will be compared to each Peer Company's total TSR for the same period. For all companies, the beginning and ending stock prices will be established based on the 20 trading days immediately preceding the beginning or end of the Performance Period.

                  o Awards are determined based upon performance according to the Award Scale (as set forth in Appendix B). The actual percent of target award earned is determined by the actual performance against the Peer Group for ROI and TSR (as set forth in the example in Appendix C).

         D.       Dividend Equivalents

                  All dividend equivalents credited on performance share awards during an award period shall be reinvested in additional performance shares.

         E.       Performance Periods

                  Each Performance Period shall be three years in length, commencing on January 1 of a given year and ending on December 31 of the third year. A new Performance Period will commence upon the beginning of each year until the earlier of (1) the termination of the Plan pursuant to the provisions thereof and
                  (2) such time that the Committee determines, in its discretion, to terminate this program.



V.       Method of Timing of Payment of Awards

         Performance Shares shall be earned on the date when the Committee, in its discretion, reviews and approves the recommendation of the Chairman and Chief Executive Officer of International Paper with respect to the achievement by the Company of the relevant performance targets. Except as otherwise determined by the Committee, settlement shall be in shares of stock and shall occur on April 1 or as soon as reasonably practicable after such approval.

         The Committee, in its discretion, may award any or all of any unearned Performance Shares and related dividend equivalents to a participant (or his or her legal representative) who retires under a Company pension plan, is disabled according to the condition of total disability defined in the Company's long term disability plan, or such participant's estate or beneficiary upon such participant's death.

VI.      Definitions

         Capitalized terms used in this Program that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.
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VII.     Governing-Law

         This Program is governed by the laws of the State of New York.

VIII.    Non-Transferability of Award

         Subject to Section V, no award under this Program, and no rights or interests therein, shall be assignable or transferable by any participant (or his or her legal representative) or such participant's estate or beneficiary.


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                                                                      Appendix A







                              Peer Group as of 1/02

                                  Boise Cascade
                                 Georgia-Pacific
                                  Mead/Westvaco
                                  Smurfit Stone
                                   Stora Enso
                                   UPM-Kymmene
                                  Weyerhaeuser


The companies constituting the Peer Group may, at the discretion of the Committee, be reviewed from time to time by the Committee, including in connection with the merger, combination, sale, dissolution, liquidation or other analogous transaction of any company included in the Peer Group.


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                                                                      Appendix B





                                   Award Scale




          RANK                                    % of Target Award
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           1                                         175% - 250%
           2
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           3                                         101% - 174%
           4
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           5                                            100%

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           6                                          25% - 99%
           7
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           8                                             0%
           9
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                                                                      Appendix C


                          Award Determination - Example

Assumptions:
An executive is awarded 3,000 target performance shares on January 1, 2002. The performance period ends December 31, 2004.

       ROI:
       IP ranks 4 of 9 with an average annual ROI of 6.1%. Company number 3 is 6.5% and Company number 5 is 5.7%.

              Company 3     =       6.5
              IP            =       6.1
              Company 5     =       5.7

              [ ] 6.5 - 5.7 =        .8
              [ ] 6.1 - 5.7 =        .4
              [ ] .4 / .8   =        50%
              [ ] 50% x (100-174)* = 37%      *From award scale
              [ ] 37% + 100%         =        137% x 75% = 102.75% of target

       TSR: IP ranks 3 of 9 with a TSR appreciation of 39% over the base period.
              Company number 2 earned 40% and Company number 4 earned 25%.

              [ ] 40% - 25% = 15%
              [ ] 39% - 25% = 14%
              [ ] 14% / 15% = 93%
              [ ] 93% x (101-174)* = 67.89% *From award scale
              [ ] 67.89% + 100% = 167.89% x 25% = 41.97%

       Combined Performance:

              ROI   =    102.75%
              TSR   =    +41.97%
                         -------
                         144.72%

       Award Calculation:

                Target Performance Shares          3,000
                Plus Dividend Equivalents            150
                Total Performance Shares            3150
                Times Award Percentage            144.72%
                Total Award                        4,558 Shares